Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Jim Herlihy
Swift & Company
970-506-8052

SAM ROVIT JOINS SWIFT & COMPANY AS CEO

MAY 25, 2005 — GREELEY, COLO. — Swift & Company today announced that it has named Sam Rovit, a leading expert in food industry value-creation strategies, as its chief executive officer and a member of its board of directors.

     A member of the partnership team at leading strategy consultants Bain & Company and head of that firm’s global mergers and acquisitions practice, Rovit was introduced today to Swift & Company’s 20,000 worldwide team members by George Gillett, chairman of the company’s board of directors.

     “Sam has provided counsel to many of the biggest and best names in the food industry, including to our own team at Swift,” said Gillett. “He has a deep and diverse background in the protein sector that will enhance the execution of the existing initiatives as well as build for the future.”

     Rovit joined Bain & Company in 1988 and was elected to the firm’s partnership group in 1995.

     “I am delighted to join Swift & Company’s outstanding management team,” said Rovit. “Swift has a proud 150-year history of excellence combined with a reputation for innovation in both food safety and new product development. This is an exciting time to be joining this great company and helping it grow, prosper and create value for its customers, investors and employees.”

     Rovit is co-author of Mastering the Merger, published this winter by Harvard Business School Press, as well as numerous articles in Harvard Business Review, The Wall Street Journal, Strategy & Leadership, Acquisitions Monthly and The European Business Journal.

     Rovit earned an MBA from Harvard Business School, and a Masters of Arts in Law and Diplomacy from the Fletcher School of Law and Diplomacy at Tufts University where he studied military strategy and international business. He also is a graduate of Duke University with a bachelor’s degree in Public Policy.

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Swift & Company is the world’s second-largest processor of fresh beef and pork products, and the leading beef processor in Australia. Founded in 1855, Swift has more than 20,000 employees worldwide.